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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE

Tuesday, October 20, 1998

Contact:          David G. Ratz, Vice President
                  (740) 286-3283

OAK HILL FINANCIAL ANNOUNCES STOCK BUYBACK

JACKSON, OHIO -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today announced its intention to repurchase up to 175,000 shares, or approximately 4 percent, of its outstanding common stock. The company's board of directors approved the buyback program in light of current market conditions and the strong capital position of the company.

"We believe the repurchase of our shares is an excellent investment that will enhance shareholder value," said John D. Kidd, President and CEO of Oak Hill Financial. "The buyback should have a positive impact on our earnings per share and return on equity."

The repurchase program will run through December 31, 1999. Under the program, the company's shares will be repurchased from time to time through open market or privately negotiated transactions. The repurchased shares will become treasury shares that will be used for general corporate purposes, including mitigating the potentially dilutive effect of the company's stock option plan.

Oak Hill Financial is a bank holding company headquartered in Jackson, Ohio. Its primary subsidiary, Oak Hill Banks, operated 16 full-service banking offices and a loan production office in nine southern Ohio counties. The company also owns Action Finance Company, which has two offices in southern Ohio.

At September 30, 1998, the company had $416.1 million in assets and 4.4 million shares outstanding. For the quarter ended September 30, the company recently reported earnings per diluted share of $.35, a 40 percent increase over the $.25 per diluted share reported for the third quarter of 1997.


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